Exhibit 99.01

RISK FACTORS

You should consider the following risk factors in evaluating us, our business and an investment in our securities.  Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline.  The risks below are not the only ones facing our company.  Additional risks not currently known to us or that we currently deem immaterial also may impair our business.  Unless the context requires otherwise, references herein to “we,” “us,” “our,” “KMG America” or the “Company” are intended to mean KMG America Corporation and its consolidated subsidiaries, including, without limitation, Kanawha Insurance Company (“Kanawha”).  References to our “predecessor” are intended to mean Kanawha prior to it being acquired by KMG America.

Risks Relating To Our Business

If we are unable to implement our business strategy or operate our business as we currently expect, our growth and profitability will be adversely affected.

KMG America was formed in 2004 to acquire Kanawha and to operate and grow Kanawha’s insurance and other related businesses.  Our initial operations primarily consist of the operations that we acquired from Kanawha, and we have limited name recognition or reputation in the insurance industry outside of Kanawha’s historic geographic market in the southeastern United States.  Our business plan is to grow Kanawha’s worksite insurance marketing and distribution business into a national business targeting larger employers by hiring experienced sales personnel, marketing our products nationwide and introducing new life and health insurance products.  Our ability to fully implement our business plan will be affected by market conditions, legislative and regulatory changes and other factors, many of which are beyond our control, and we cannot assure you that we will be able to successfully complete this nationwide expansion.

Businesses, such as ours, which are small and growing, present substantial business and financial risks and may suffer significant losses.  While we commenced our operations using senior management who are experienced in the life and health insurance industry, members of our management team may not be able to successfully maintain their relationships in the industry.  Further, we have had to and must continue to hire and train many key employees and other staff, develop business relations, establish operating procedures, obtain additional facilities, implement new systems and complete other tasks necessary for the conduct of our intended business activities.  If we are unable to implement these actions in a timely and cost-effective manner, our business, results of operations or financial condition may be adversely affected.  As a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

We may require additional capital in the future which may not be available on favorable terms or at all.  If we cannot obtain adequate capital, we may not be able to fund our growth in accordance with our business strategy.

A key component of our business strategy is to transform Kanawha’s southeastern United States worksite insurance marketing and distribution business into a national business that targets larger employers by hiring experienced sales personnel, marketing our products nationwide and introducing new life and health insurance products.  We may need to raise additional funds through financings in order to fully implement our business plan.  The subordinated promissory note we issued in connection with the acquisition of Kanawha restricts our ability to incur additional debt because (1) pursuant to the terms of the subordinated promissory note, KMG America may not incur additional debt unless, at the time the debt is incurred and after giving effect to such debt, (a) KMG America’s ratio of debt to shareholders’ equity does not exceed 45% and (b) KMG America’s ratio of debt, less trust preferred securities, to shareholders’ equity does not exceed 35%, and (2) KMG America will be in default under the promissory note if Kanawha incurs, guarantees or assumes debt or issues any capital stock having any preference over the Kanawha capital stock held by KMG America.  The amount and timing of our capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. In the future, we or our operating subsidiaries may enter into term or revolving credit facilities with one or more syndicates of lenders.  However, we currently have no commitment from any lender with respect to a credit facility.  Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we are able to raise capital through equity financings, the interest of holders of our common stock will be diluted, and the securities we issue may have rights, preferences and privileges that are senior to our common stock.  If we cannot obtain adequate capital, our business, results of operations and financial condition will be adversely affected.

We are not currently planning to make any other significant capital expenditures or acquisitions in 2005 or subsequent years.  However, we have significantly expanded outlays relating to marketing and sales activities, including outlays required to build a national sales organization, and we intend to make further substantial outlays over the next several years.  These outlays include such expenses as salaries and cash incentive compensation, employee benefits, occupancy and information technology expenses of additional sales personnel, advertising and marketing costs, consulting and recruiting.  Our business plan requires additional outlays associated with the development of a national insurance company including our leasing office space for our new principal executive offices, expenses for executive management and additional financial, actuarial and underwriting personnel, infrastructure development and back-office expenses, as well as incremental costs associated with being a public company.

We anticipate that these costs will be offset over time by increased sales production resulting from hiring additional sales personnel and increased cross-selling, as well as efficiencies resulting from greater scale, and that we will not need to borrow funds or incur indebtedness to cover these costs.  However, during the first twelve months following our initial public offering, we do not expect that our anticipated costs described above to implement our business strategy will be offset by incremental revenues, resulting in a net use of cash of approximately $5.0 million to $6.0 million during this period.  This cash outlay was and will be funded with a portion of the proceeds of our initial offering.

We are incurring increased costs not incurred by our predecessor as a result of being a public company.

As a public company, we have incurred and will incur significant legal, accounting and other expenses that neither we nor our predecessor incurred as private companies prior to our initial public offering, including costs associated with our public company reporting requirements.  For example, we are implementing additional policies regarding internal controls and disclosure controls and procedures.  We are incurring costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the New York Stock Exchange, because our common stock is listed on such exchange.  These rules and regulations are increasing our legal and financial compliance costs and making some activities more time-consuming and costly.  These rules and regulations may also make it more difficult for us to obtain director and officer liability insurance, which may make it more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

We depend on our key executives.  We may not be able to hire and retain key employees or successfully integrate our new management team to fully implement our business strategy, which could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business.

Our success depends largely on our senior management.  While we already employ a number of key managers, we will need to attract additional managers for many of the product lines we intend to offer in order to fully implement our business strategy.  Further, we must attract and retain additional experienced underwriters, actuarial staff and risk analysis and modeling personnel in order to successfully operate and grow our businesses.  The number of available, qualified personnel in the insurance and reinsurance industry available to fill these positions may be limited.  Our inability to attract and retain these additional personnel or the loss of the services of any of our senior executives or key employees could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business.  After our management team and other personnel are assembled, our ability to implement our business strategy will depend on their successful integration.  We cannot assure you that we will successfully integrate our executive or other personnel.  In addition, we may attempt to hire executives or other personnel, individually or in groups, from other companies in the insurance and reinsurance industry that may seek to retain, or prevent us from hiring, their executives and other personnel.  These companies may have agreements that restrict those persons from soliciting employees of these companies and working for competitors.  We cannot assure you that we will be successful in hiring any executives or other personnel who are subject to these restrictions or whose employer seeks to prevent us from hiring them or that we will not be subject to litigation or incur liabilities in connection with our hiring, or attempting to hire, such executives or other personnel.

Employment agreements with most of our executive officers and certain key employees have terms of approximately three years and may be renewed at our option for one additional year by providing the employee with written notice.  Generally, either the employee or we may terminate these agreements with or without cause subject to applicable severance provisions and restrictive covenants, including non-compete and non-solicitation provisions.

We may not be able to manage our growth effectively, which could have a material adverse effect on our business, results of operations and financial condition.

We intend to grow our business in the future, which could require additional capital, systems development and human resources.  We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth.  The failure to manage our growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Our future performance cannot be predicted based on the financial information included in our Form 10-K.

KMG America was recently formed for the purpose of acquiring Kanawha and to operate and grow Kanawha’s insurance and other related businesses.  We intend to transform Kanawha’s southeastern United States worksite insurance marketing and distribution business into a national business that targets larger employers by hiring experienced sales personnel, marketing our products nationwide and introducing new life and health insurance products.

As a relatively newly formed company, whose insurance-related operations did not commence until December 21, 2004, KMG America has no operating history on which you can base an estimate of our future earnings prospects.  Kanawha’s business is intended to be only a portion of our consolidated business in the future and our predecessor’s business is not representative of our primary business strategy.  As a result, the historical results of our predecessor presented in our Form 10-K are not comparable with or representative of the actual results that we expect to achieve once we fully implement our business strategy and will not be helpful in helping you make investment decisions with respect to shares of our common stock.

Our services may expose us to professional liability in excess of our insurance coverage, which could cause us to incur material losses.

We may have liability to clients for errors or omissions in the services we perform.  These liabilities could exceed our insurance coverage and the fees we derive from those services.  We maintain general liability insurance, umbrella and professional liability insurance.  The cost of maintaining these insurance policies is rising. We cannot assure you that this insurance will be sufficient to cover any liabilities we incur or that we will be able to maintain our insurance at reasonable rates or at all.  If we terminate our policies and do not obtain retroactive coverage, we will be uninsured for claims made after termination even if these claims are based on events or acts that occurred during the term of the policy.  In addition, we cannot assure you that we will be able to obtain insurance coverage for the new services or areas into which we expand on favorable terms or at all.

We rely on independent agents and brokers and on internal sales representatives to market many of our products, and an inability to attract or retain these independent agents and brokers or internal sales representatives could impair our ability to compete and market our insurance products and services.

We distribute most of our insurance products and services through a variety of distribution channels, including:

•                  independent employee benefits specialists;

•                  brokers;

•                  managing general agents;

•                  life agents;

•                  financial institutions;

•                  association groups; and

•                  other third-party marketing organizations.

While one of the primary objectives of our business strategy is to develop an internal sales force to market our worksite insurance products to large employers nationwide, we intend to continue Kanawha’s practice of using independent insurance agents and brokers to market senior market insurance products and worksite insurance products to small employers.  Our relationships with these various distributors are significant both for our revenues and profits.  These independent agents and brokers act as advisors to our customers and market and distribute our products.  Generally, independent agents and brokers are not exclusively dedicated to us and usually also market products of our competitors.  Strong competition exists among insurers to form relationships with agents and brokers of demonstrated ability.  We compete with other insurers for representation by sales representatives, agents and brokers primarily on the basis of our financial position, support services, compensation and product features.  An interruption in, or changes to, our relationships with various third-party distributors or our inability to respond to regulatory changes could impair our ability to compete and market our insurance products and services and materially adversely affect our business, results of operations and financial condition.

We have internal sales representatives whose roles in the distribution process vary by segment.  We depend in large part on our sales representatives to develop and maintain client relationships.  Our inability to attract and retain effective sales representatives could materially adversely affect our business, results of operations and financial condition.

We may be unable to accurately predict benefits, claims and other costs or to manage those costs through our loss limitation methods, which could result in our incurring greater claims losses than we anticipate.

Our profitability depends in large part on accurately predicting benefits, claims and other costs, including medical and dental costs, as well as the frequency and magnitude of claims on our disability and other coverages.  It also depends on our ability to manage future benefit and other costs through product design, underwriting criteria, utilization review or claims management (our efforts to mitigate the extent of losses incurred by those insured under our policies and the corresponding benefit costs) and, in health and dental insurance, negotiation of favorable provider contracts.  Utilization review is a review process designed to control and limit medical expenses, which includes, among other things, requiring certification for admission to a health care facility and cost-effective ways of handling patients with catastrophic illnesses.  Claims management entails the use of a variety of means to mitigate the extent of losses incurred by insureds and the corresponding benefit cost, which includes efforts to improve the quality of medical care provided to insureds and to assist them with vocational services.  The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs.

Our ability to predict and manage costs and claims, as well as our results of operations and financial condition may be adversely affected by:

•                  changes in health and dental care practices;

•                  inflation;

•                  new technologies;

•                  the cost of prescription drugs;

•                  clusters of high cost cases;

•                  changes in the regulatory environment;

•                  economic factors;

•                  the occurrence of catastrophes; and

•                  numerous other factors affecting the cost of health and dental care and the frequency and severity of claims in all our business segments.

The judicial and regulatory environments, changes in the composition of the kinds of work available in the economy, market conditions and numerous other factors may also materially adversely affect our ability to manage claim costs.  As a result of one or more of these factors or other factors, claims could substantially exceed our expectations, which could have a material adverse effect on our results of operations and financial condition.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues relating to claims and coverage may emerge.  These issues could materially adversely affect our results of operations and financial condition by either extending coverage beyond our underwriting intent or by increasing the number or size of claims or both.  We may be limited in our ability to respond to such changes by insurance regulations, existing contract terms, contract filing requirements, market conditions or other factors.

Our actual claims losses may exceed our reserves for claims, which may require us to establish additional reserves that may materially reduce our earnings, profitability and capital.

We maintain reserves to cover our estimated ultimate exposure for claims and claim adjustment expenses with respect to reported and unreported claims incurred but not reported as of the end of each accounting period.  Reserves, whether calculated under United States generally accepted accounting principles, or GAAP, or statutory accounting principles, or SAP (rules and procedures prescribed or permitted by state insurance regulatory authorities which, in general, reflect a liquidity, rather than going concern, concept of accounting), do not represent an exact calculation of exposure, but instead represent our best estimates, generally involving actuarial projections at a given time, of what we expect the ultimate settlement and administration of a claim or group of claims will cost based on our assessment of facts and circumstances then known.  The adequacy of reserves is impacted by future trends in claims severity, frequency, judicial theories of liability and other factors.  These variables are affected by both external and internal events over which we have no control, such as:

•                  changes in the economic cycle;

•                  emerging medical perceptions regarding physiological or psychological causes of disability or the need for long-term care services;

•                  emerging health issues and new methods of treatment or accommodation;

•                  inflation;

•                  judicial trends;

•                  legislative changes; and

•                  claims handling procedures.

Many of these items are not directly quantifiable, particularly on a prospective basis. Reserve estimates are refined as experience develops.  Adjustments to reserves, both positive and negative, are reflected in the statement of operations of the period in which such estimates are updated.  Because establishment of reserves is an inherently uncertain process involving estimates of future losses, we cannot assure you that our ultimate losses will not exceed existing claims reserves.  Moreover, future loss development could require reserves to be increased, which could have a material adverse effect on our earnings in the periods in which such increases are made.

Policy and claim reserves were $441 million, and $462 million and $531 million as of December 31, 2002, 2003 and 2004, respectively.  These reserves are reevaluated each year, and we have determined that they were adequate as of December 31, 2004, and no material adjustments for deficiencies were necessary.

We may incur losses if there are significant deviations from our assumptions regarding the period that our existing insurance policies will remain in force.

The prices and expected future profitability of our life insurance, long-term care insurance, and group life and health insurance are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, which is the probability that a policy or contract will remain in force from one period to the next.  The effect of persistency on profitability varies for different products.  For most of our life insurance, group life and health insurance products, actual persistency that is lower than our persistency assumptions could have an adverse impact on profitability, especially in the early years of a policy or contract, primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy or contract.

For our long-term care insurance and some other health insurance policies, actual persistency that is longer than our persistency assumptions could have a negative impact on profitability.  If these policies remain in force longer than we assumed, we could be required to make greater benefit payments than we anticipate when we price these products.

Historically, as has generally been the case throughout the long-term care insurance industry, we have been adversely affected by deviations from our assumptions about how many of our long-term care insurance policies would remain in force from year to year.  More policies than expected have remained in force.  While this has increased premium income, it has also required higher reserves for anticipated future claims, the net effect of which has been to reduce profitability.

Because our assumptions regarding persistency experience are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual persistency experience is different from those assumptions.  Although some of our products permit us to increase premiums during the life of the policy or contract, we cannot guarantee that these increases will be sufficient to maintain profitability.  Moreover, many of our products do not permit us to increase premiums or limit those increases during the life of the policy or contract.  Significant deviations in experience from pricing expectations regarding persistency could have an adverse effect on the profitability of our products.

Our investment portfolio is subject to several risks that may diminish the value of our invested assets and affect our sales and profitability.

Our investment portfolio may suffer reduced returns or losses that could reduce our profitability.

As of December 31, 2004, much of our investment portfolio consisted of fixed maturity securities, such as corporate and government bonds, United States Treasury securities and asset backed debt securities, and less than 1% of our investments were equity securities.  A portion of our fixed income securities have equity components, which reduce their current yield.  We intend to sell many of these securities and reinvest the proceeds in higher yielding instruments that do not have equity components, which will likely result in higher current earnings and reduced capital gains.  Investment returns are an important part of our overall profitability and significant fluctuations in the fixed income market could impair our profitability, financial condition and cash flows.  Our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities.  In particular, volatility of claims may force us to liquidate fixed maturity securities prior to maturity, which may cause us to incur capital losses.  If we do not structure our investment portfolio so that it is appropriately matched with our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities.

The performance of our investment portfolio is subject to fluctuations due to changes in interest rates and market conditions.

Changes in interest rates can negatively affect the performance of some of our investments. Interest rate volatility can reduce unrealized gains or create unrealized losses in our portfolios.  Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.  Fluctuations in interest rates may affect our returns on, and the market value of, fixed maturity investments, which comprised more than 88.8% of the carrying value of our total investments as of December 31, 2004.

The fair market value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions.  The fair market value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities generally will increase or decrease with interest rates.  In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.  In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and bonds in our investment portfolio are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates, and we may be required to reinvest those funds in lower interest-bearing investments.  As of December 31, 2004, mortgage-backed and other asset-backed securities represented approximately 31% of the carrying value of our total investments.

Because substantially all of our fixed maturity securities are classified as available-for-sale, changes in the market value of these securities are reflected in our balance sheet.  Similar treatment is not available for liabilities.  Therefore, interest rate fluctuations will affect the value of our investments and could materially adversely affect our results of operations and financial condition.

We intend to expand Kanawha’s pre-acquisition asset/liability matching strategy to reduce the adverse effects of interest rate volatility and to engage asset/liability management specialists to implement our asset/liability matching strategy.  However, these strategies will not be able to completely eliminate, and may fail to significantly reduce, the adverse effects of interest rate volatility, and we cannot assure you that significant fluctuations in the level of interest rates will not have a material adverse effect on our results of operations and financial condition.

We calculate reserves for long-term care and life waiver of premium claims using net present value calculations based on current interest rates at the time claims are funded and on expectations regarding future interest rates.  Waiver of premium is a provision in a life insurance policy that stipulates that if an insured has a total disability that lasts for a specified period, the insured no longer has to pay premiums.  This waiver lasts for the duration of the disability or for a stated period, during which time the life insurance coverage provides continued coverage.  If interest rates decline, reserves for new claims would need to be calculated using lower discount rates, which would increase the net present value of those claims and the required reserves.  Depending on the magnitude of the decline, this could have a material adverse effect on our results of operations and financial condition.  In addition, investment income may be lower than that assumed in setting premium rates, which could also have a material adverse effect on our profitability.

Our investment portfolio is subject to credit risk.

We are subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds and preferred stocks.  Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in investment losses.  Further, the value of any particular fixed maturity security is subject to impairment based on the creditworthiness of the issuer.  As of December 31, 2004, we held approximately $409.6 million of fixed maturity securities, or approximately 88.8% of the carrying value of our total invested assets at that date.  Our fixed maturity portfolio also includes below investment grade securities (which are debt securities rated by one of the national rating agencies at a rating that reflects greater risks than investment grade securities, including the possibility of default or bankruptcy by the issuer of the security).  Below investment grade securities comprised approximately 2.2% of the carrying value of our total fixed maturity securities at December 31, 2004.  These investments generally provide higher expected returns but present greater risk and can be less liquid than investment grade securities.  A significant increase in defaults and impairments on our fixed maturity securities portfolio could materially adversely affect our results of operations and financial condition.  Other-than-temporary impairment losses on our available-for-sale securities were approximately $0.5 million for the year ended December 31, 2004.

As of December 31, 2004, less than 1% of the carrying value of our total investments was invested in common stock; however, our predecessor had higher percentages of common stock in its portfolio in the past and we may increase the percentage of our portfolio that is invested in common stock in the future.  Investments in common stock generally provide higher total returns, but present greater risk to preservation of principal than fixed income investments.

Some of our investments are illiquid.

Our predecessor has in the past invested, and we may in the future invest, in relatively illiquid securities including infrequently traded public fixed maturity securities, privately placed fixed maturity securities, mortgage loans, policy loans, limited partnership interests, real estate investments and restricted investments held by securitization.  These asset classes represented approximately 12.4% of the carrying value of our total cash and invested assets as of December 31, 2004.  If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.  Our inability to quickly dispose of illiquid investments could have an adverse effect on our results of operations and financial condition.

The risk parameters of our investment portfolio may not target an appropriate level of risk, which may reduce                               our profitability and diminish our ability to compete and grow.

We seek to earn returns on our investments to enhance our ability to offer competitive rates and prices to our customers.  Accordingly, our investment decisions and objectives are a function of the underlying risks and product profiles of each of our business segments.  However, we may not succeed in targeting an appropriate overall risk level for our investment portfolio.  As a result, the return on our investments may be insufficient to meet our profit targets over the long-term.  If in response, we choose to increase our product prices to maintain profitability, we may diminish our ability to compete and grow.

We may incur environmental liability as a result of our mortgage loan portfolio and real estate investments or                             as a result of our ownership of real property.

We have invested, and intend to invest, in real estate and maintain a mortgage loan portfolio.  As of December 31, 2004, 5.1% of our investment assets were mortgage loans and we did not have any real estate investments, although we do own and occupy a group of buildings in Lancaster, South Carolina where most of our operations are located and an office building in Fort Mill, South Carolina.  Liability resulting from environmental problems at properties securing our mortgage loan portfolio and real estate investments or other owned real estate may harm our financial strength and reduce our profitability.  Under the laws of several states, contamination of a property may give rise to a lien on the property to secure recovery of the costs of the cleanup.  In some states, this kind of lien has priority over the lien of an existing mortgage against the property, which would impair our ability to foreclose on that property should the related loan be in default.  In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), under certain circumstances, we may be liable for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property securing a mortgage loan held by us.  We also may face this liability after foreclosing on a property securing a mortgage loan held by us after a loan default.

Under CERCLA and other applicable environmental laws, we will be liable for environmental conditions, damages and remediation of property owned by us, even if the liability arises from the actions or conduct of previous owners of the property, including the actions or conduct of Kanawha prior to the December 21, 2004, closing of the Kanawha acquisition.  Although the former shareholders and optionholders of Kanawha have agreed to indemnify us for some environmental losses we incur with respect to real property we acquired from Kanawha, this protection is limited, and we are exposed to liability for environmental conditions existing on real property prior to our acquisition of Kanawha to the extent this liability exceeds the indemnification coverage or to the extent that we are not indemnified against this liability.

The indemnification available to us under the Kanawha purchase agreement may not be sufficient to cover all our losses, claims or liabilities arising from breaches of the purchase agreement.

The former shareholders and optionholders of Kanawha have agreed to indemnify us for losses we incur as a result of breaches of the representations, warranties and covenants made by the former Kanawha shareholders and optionholders in the purchase agreement pursuant to which we acquired all of the stock of Kanawha.  However, there are significant limitations on this indemnification.  For example, (1) some losses are not indemnifiable until they exceed a deductible of $750,000 and are not indemnifiable after they exceed indemnification limits, and (2) our right to indemnification for most losses, claims or liabilities arising from breaches of the purchase agreement expires between June 21, 2006 and December 21, 2008.  We cannot assure you that the indemnification available to us under the purchase agreement is sufficient to cover all losses, claims or liabilities arising from potential breaches of the representations, warranties and covenants made by the former Kanawha shareholders and optionholders in the purchase agreement.

The financial strength of Kanawha, our insurance subsidiary, is rated by A.M. Best and S&P, and a decline in these ratings could affect our standing in the insurance industry and cause our sales and earnings to decrease.

Financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies.  Kanawha is rated by A.M. Best and Standard & Poor’s (“S&P”).  The financial strength ratings reflect A.M. Best’s and S&P’s opinions of Kanawha’s financial strength, operating performance, competitive position and ability to meet its obligations to policyholders.  These ratings are subject to periodic review by A.M. Best and S&P, and we cannot assure you that Kanawha will be able to retain these ratings.

Kanawha has an A.M. Best financial strength rating of A- (excellent), which is the second highest of ten categories and the lowest within the category based on modifiers (i.e., A and A- are excellent).

S&P’s current financial strength rating for Kanawha is A- (strong), with a stable outlook, which is the third highest of nine categories and the lowest within the category based on modifiers (i.e., A+, A and A- are strong).

Rating agencies review their ratings periodically and Kanawha’s current ratings may not be maintained in the future.  If Kanawha’s ratings are reduced from their current levels by A.M. Best or S&P, or placed under surveillance or review with possible negative implications, our competitive position in the insurance industry could suffer.  Factors that could cause the rating agencies to reduce our ratings include:

•                  the competitive environment in the insurance industry, which may adversely affect our revenues;

•                  the inherent uncertainty in determining reserves for future claims, which may cause us to increase our reserves for claims;

•                  the outcome of pending litigation and regulatory investigations, which may adversely affect our financial position and reputation; and

•                  possible changes in the methodology or criteria applied by the rating agencies.

As customers and their advisors place importance on our financial strength ratings, we may lose customers and compete less successfully if Kanawha’s rating is downgraded. In addition, ratings will impact our ability to attract investment capital on favorable terms.  If our financial strength ratings are reduced from Kanawha’s current levels by A.M. Best or S&P, our cost of borrowing would likely increase, our sales and earnings could decrease and our results of operations and financial condition could be materially adversely affected.

In addition, the standards used by rating agencies in determining financial strength are different from capital requirements set by state insurance regulators.  We may need to take actions in response to changing standards set by any of the ratings agencies, as well as statutory capital requirements, which could cause our business and operations to suffer.

In addition to the financial strength ratings of our insurance subsidiary, ratings agencies also may publish credit ratings (which reflect the opinions of rating agencies, such as S&P, regarding our ability to repay our indebtedness) for our company.  The credit ratings have an impact on the interest rates we pay on the money we borrow.  Therefore, a downgrade in our credit ratings could increase our cost of borrowing and have an adverse effect on our results of operations and financial condition.

The financial strength ratings of Kanawha, our insurance subsidiary, are not evaluations for the benefit of investors in our common stock and are not recommendations to buy, sell or hold shares of our common stock.

The financial strength ratings of Kanawha, our insurance subsidiary, reflect each rating agency’s current opinion of Kanawha’s financial strength, operating performance and ability to meet obligations to policyholders and contractholders.  These factors are of concern to policyholders, contractholders, agents, sales intermediaries and lenders. Ratings are not evaluations for the benefit of investors in our common stock.  They are not ratings of our common stock and should not be relied upon when making a decision to buy, hold or sell our shares of common stock or any other security.

A failure to effectively maintain and modernize our information systems could cause us to experience adverse consequences, including: inadequate information on which to base pricing, underwriting and reserving decisions; the loss of existing, or difficulties in attracting new, agents, brokers and customers; litigation exposure; or increases in administrative expenses, all of which could adversely affect our business.

Our business depends upon our ability to remain current with technological advances.  This is particularly important in our administrative and managed care division, where our systems, including our ability to keep our systems fully integrated with those of our clients, are critical to the operation of our business.  Our failure to update our systems to reflect technological advancements or to protect our systems may adversely affect our relationships and ability to do business with our clients.

In addition, our business depends significantly on effective information systems.  We will have to commit significant resources to maintain and enhance our existing information systems and develop new information systems to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences.  If we pursue acquisitions, we may acquire additional information systems.  Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition.  If we do not maintain adequate systems we could experience adverse consequences, including:

•                  inadequate information on which to base pricing, underwriting and reserving decisions;

•                  the loss of existing agents, brokers and customers;

•                  difficulty in attracting new agents, brokers and customers;

•                  customer, provider and agent disputes;

•                  regulatory problems, such as failure to meet prompt payment obligations;

•                  litigation exposure; or

•                  increases in administrative expenses.

In 2003, a subsidiary of Kanawha entered into an agreement to outsource a substantial portion of its information technology and document management functions to CGI Information Systems & Management Consultants, Inc. (“CGI Group”).  The term of this agreement is 10 years, and it may be terminated by Kanawha’s subsidiary without cause starting in November 2006 upon six months’ notice and at any time upon 30 days’ notice for cause that remains uncured.  In 2004, we paid over $4.0 million to maintain and modernize our information systems, including payments under our agreement with CGI Group.  In 2005, we expect to pay over $4.0 million for the same purposes. These cost estimates, as well as future cost estimates, may underestimate the costs necessary to maintain and modernize our information systems, and the fees we pay to CGI Group may exceed the costs we would have incurred had we not outsourced certain functions to CGI Group.

As a newly public company, we are subject to extensive financial and reporting requirements that apply to public companies.  Our management information, internal control and financial reporting systems have required and may require further enhancements and development to satisfy the financial and other reporting requirements that we must comply with as a public company.

Failure to protect our clients’ confidential information and privacy could result in the loss of customers, reduce our profitability and/or subject us to fines and penalties.

A number of our businesses are subject to privacy regulations and to confidentiality obligations.  For example, the collection and use of patient data in our third-party administration business is the subject of national and state legislation, including the Health Insurance Portability and Accountability Act, or HIPAA, and some of our activities are subject to the privacy regulations of the Gramm-Leach-Bliley Act.  We also have contractual obligations to protect certain confidential information that we obtain from our existing vendors and clients, generally in the same manner and to the same extent as we protect our own confidential information.  The actions we take to protect such confidential information will vary by business segment and may include among other things:

•                  training and educating our employees regarding our obligations relating to confidential information;

•                  actively monitoring our record retention plans and any changes in state or federal privacy and compliance requirements;

•                  drafting appropriate contractual provisions into any contract that raises proprietary and confidentiality issues;

•                  maintaining secure storage facilities for tangible records; and

•                  limiting access to electronic information and maintaining a “clean desk policy” aimed at safeguarding certain confidential information.

In addition, we are in the process of developing, implementing and maintaining a comprehensive written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information.  If we do not properly comply with privacy regulations and protect confidential information, we could experience adverse consequences, including regulatory problems, loss of reputation and client litigation.

We may be required to accelerate the amortization of deferred acquisition costs and value of business acquired, which would increase our expenses and reduce our profitability.

Deferred acquisition costs, or DAC, represent costs which vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts that are deferred and amortized over the estimated life of the related insurance policies.  These costs include commissions in excess of ultimate renewal commissions, direct mail and printing costs, sales material and some support costs, such as underwriting and policy and contract issuance expenses.  Under GAAP, DAC is deferred and recognized over the expected life of the policy or contract in relation to either the premiums or gross profits from the underlying contracts. In addition, when we acquire a block of insurance policies or investment contracts, we assign a portion of the purchase price to the right to receive future net cash flows from existing insurance and investment contracts and policies.  This intangible asset, called value of business acquired, or VOBA, represents the actuarially estimated present value of future cash flows from the acquired policies.  We amortize the value of this intangible asset in a manner similar to the amortization of DAC.  Our amortization of DAC and VOBA generally depends upon anticipated profits from investments, surrender and other policy and contract charges and mortality and maintenance expense margins.  Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity or withdrawals or lapses may cause us to accelerate the amortization of DAC or VOBA, or both, or to record a charge to increase benefit reserves.

We regularly review DAC and VOBA to determine if they are recoverable from future income.  If we determine that these costs are not recoverable, they are charged to expenses in the financial period in which we make this determination.  For example, if we determine that we are unable to recover DAC from profits over the life of a block of insurance policies, or if withdrawals or surrender charges (which are fees charged to a policyholder when a life insurance policy is surrendered for its cash value prior to the end of the surrender charge period, which fee is intended to cover new policy acquisition costs and subsequent administrative expenses) associated with early withdrawals do not fully offset the unamortized acquisition costs related to those policies, we have to recognize the additional DAC amortization as a current-period expense.  We also regularly review the recoverability of VOBA for impairment.

We may not find suitable acquisition candidates or new insurance ventures, and even if we do, we may not successfully integrate any acquired companies or successfully invest in new ventures, which may limit our potential for growth or have a material adverse effect on our results of operations and financial condition.

While our primary focus is organic growth of our existing businesses by expanding our product and marketing capabilities, we evaluate opportunities to grow through strategic alliances and acquisitions of blocks of business and/or companies that are compatible with our core businesses.  Accordingly, we intend to evaluate from time to time possible acquisition transactions and the start-up of complementary businesses, and at any given time, we may be engaged in discussions with respect to possible acquisitions and new ventures.  While our business model is not dependent upon acquisitions or new insurance ventures, the time frame for achieving or further improving upon our desired market positions can be significantly shortened through opportune acquisitions or new insurance ventures.  We cannot assure you that we will be able to identify suitable acquisition transactions or insurance ventures, that such transactions will be financed and completed on acceptable terms or that our future acquisitions or ventures will be successful.  The process of integrating any companies we do acquire or investing in new ventures could have a material adverse effect on our results of operations and financial condition.

In addition, implementation of an acquisition strategy may entail a number of risks, including among other things:

•                  inaccurate assessment of liabilities;

•                  difficulties in realizing projected efficiencies, synergies and cost savings;

•                  failure to achieve anticipated revenues, earnings or cash flow; and

•                  an increase in our indebtedness and limitations upon our ability to access additional capital when needed.

Our failure to adequately address these acquisition risks could materially adversely affect our results of operations and financial condition.

The inability of Kanawha to pay dividends to us in sufficient amounts could harm our ability to meet our obligations and pay shareholder dividends.

As a holding company whose principal assets are the capital stock of Kanawha and our indirect subsidiaries, we rely primarily on dividends and other statutorily permissible payments from Kanawha, our insurance subsidiary, to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders (including any dividends on our common stock) and corporate expenses.  The ability of Kanawha to pay dividends and to make such other payments in the future will depend on its statutory surplus (which is the excess of assets over liabilities as determined in accordance with statutory accounting principles set by state insurance regulatory authorities), future statutory earnings (which are earnings as determined in accordance with statutory accounting principles) and regulatory restrictions. Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of the subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors.  If any of our subsidiaries becomes insolvent, liquidate or otherwise reorganize, our creditors and shareholders will have no right to proceed against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable liquidation, bankruptcy or winding-up laws.  The insurance laws of South Carolina, where Kanawha, our insurance subsidiary, is domiciled, will govern any proceedings relating to Kanawha.  In the event of insolvency, the South Carolina Department of Insurance will act as a liquidator or rehabilitator for Kanawha.  Both creditors and policyholders of Kanawha would be entitled to payment in full from Kanawha’s assets before we, as a shareholder, would be entitled to receive any distribution from Kanawha.

The payment of dividends to us by Kanawha in excess of a certain amount (i.e., extraordinary dividends) must be approved by the State of South Carolina department of insurance.  Extraordinary dividends, for which regulatory approval is required, include dividends whose fair market value together with that of other dividends made within the preceding twelve months: (1) when paid from other than earned surplus, exceed the lesser of (a) ten percent of the insurer’s surplus as regards policyholders or (b) the net gain from operations, not including net realized capital gains or losses; or (2) when paid from earned surplus, exceed the greater of (a) ten percent of the insurer’s surplus as regards policyholders or (b) the net gain from operations, not including net realized capital gains or losses.  If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance subsidiary to us (such as payments under a tax sharing agreement or payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block such payments that would otherwise be permitted without prior approval.  We cannot assure you that there will not be further regulatory actions restricting the ability of Kanawha, our insurance subsidiary, to pay dividends.  If the ability of our insurance subsidiary to pay dividends or make other payments to us is materially restricted by regulatory requirements, it could adversely affect our ability to pay any dividends on our common stock and/or service our debt and pay our other corporate expenses.

We may face losses if morbidity rates or mortality rates differ significantly from our pricing expectations.

We set prices for our life insurance and long-term care insurance based upon expected claims and payment patterns, using assumptions for morbidity rates and mortality rates of our policyholders and contractholders.  The long-term profitability of these products depends upon how our actual experience compares with our pricing assumptions.  For example, if morbidity rates are higher, or mortality rates are lower, than our pricing assumptions, we could be required to make greater payments under long-term care insurance policies than we had projected.  Similarly, if mortality rates are higher than our pricing assumptions, we could be required to make greater payments under our life insurance policies with guaranteed minimum death benefits than we had projected.

Our and our predecessor’s experience with our paycheck protector disability income plan is one example of a product that failed to meet our and our predecessor’s pricing assumptions with regard to morbidity or mortality rates in the past.  The paycheck protector disability income plan provides insured individuals with a percentage of their income in the event they become disabled.  The policies provide supplemental coverage in addition to all other disability benefits and coverages, and their terms are tailored for different occupations.  Our and our predecessor’s cumulative claims experience for this product has been 40% higher than expected.  This is due primarily to higher than expected claims due to higher than expected morbidity and mortality rates in one large group of policies issued to employees of a single employer.  This group’s experience has produced claims approximately 100% higher than expected.

The risks of a deviation of the actual morbidity and mortality rates from the expected rates are particularly significant for our long-term care insurance products. Long-term care insurance policies provide for long-duration coverage and, therefore, our actual claims experience will emerge over many years after pricing assumptions have been established.  Moreover, as a relatively new product in the market, long-term care insurance does not have the extensive claims experience history of life insurance, and as a result, our ability to forecast future claim rates for long-term care insurance is more limited than for life insurance.

Consistent with other carriers offering long-term care insurance in the life and health insurance industry, our and our predecessor’s claims in certain states have exceeded those anticipated when the long-term care products were developed.  Most significantly, our and our predecessor’s cumulative claims experience for long-term care products in the state of Florida has been 25% higher than expected.

Our reputation in the long-term care insurance market, our ability to market and sell new long-term care insurance and our ability to retain existing policyholders may be adversely affected if we raise premiums on our in force long-term care insurance products.

Although the terms of many of our long-term care insurance policies permit us to increase premiums during the premium-paying period, any implementation of a premium increase could have an adverse effect on our reputation, our ability to market and sell new long-term care insurance products and our ability to retain existing policyholders.

Risks Relating To Our Industry

Recently announced governmental investigations and litigation alleging the illegal use of bid-rigging schemes and contingent commissions by insurance companies and brokers may adversely affect our industry and us (1) by negatively impacting the level and volatility of stock prices of companies operating in the insurance industry, (2) if we become the subject of investigations or related litigation of this type, or (3) if industry regulation, practices and customs change in ways that are detrimental to the success of our business strategy.

Within the last twelve months, the New York State Attorney General and other state agencies have filed lawsuits accusing several large insurance brokers of fraudulent behavior, including alleged participation in bid-rigging schemes and acceptance of improper payments from insurers in exchange for agreeing not to shop for competitive quotes for customers of the insurers.  The New York State Attorney General’s office and other state regulatory agencies are investigating a number of property and casualty and health and life insurers for alleged participation in these schemes, as well as arrangements whereby a particular insurer pays an insurance broker additional or contingent commissions for placing a particular volume of insurance or insurance which leads to a certain level of insurer profitability.  This lawsuit and these investigations have resulted in negative publicity and increased price volatility for securities of insurance companies.

In addition, the scope of industry participants subject to investigation and enforcement actions is expanding and likely will continue to expand.  While we have not been subpoenaed or named in a lawsuit, we cannot assure you that we will not become involved in an investigation or be named as a defendant in an enforcement action or lawsuit.

One possible result of these investigations and attendant lawsuits is that many insurance industry practices and customs may change, including, but not limited to, the manner in which insurance is marketed and distributed through independent brokers and agents.  Our business strategy requires us to rely heavily on both independent brokers and agents and our internal sales force to market and distribute insurance products.  We cannot predict how industry regulation, customs and practices with respect to the use of brokers and agents may change.  Such changes, however, could adversely affect our ability to implement our business strategy, which could materially affect our growth and profitability.

Consolidation in the insurance and reinsurance industry could lead to lower margins for us and less demand for our products and services.

The insurance and reinsurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and market share through merger and acquisition activities.  The larger entities resulting from these merger and acquisition activities may seek to use the benefits of consolidation to, among other things, implement price reductions for their products and services.  If competitive pressures compel us to reduce our prices, our operating margins will decrease.

As the insurance industry consolidates, competition for customers may become more intense and the importance of obtaining and properly servicing each customer will become greater.  We could incur greater expenses in connection with obtaining and retaining customers, which could reduce our operating margins and profitability.

Our business, results of operations and financial condition may be adversely affected by many factors beyond our control, including factors affecting the insurance and reinsurance industry as a whole and general economic, financial market and political conditions, all of which may cause the market price of our common stock to decline.

The results of operations of companies in the insurance and reinsurance industry historically have been subject to significant fluctuations and uncertainties.  Our profitability may be affected significantly by the following:

•                  Differences between actual and expected losses that we cannot reasonably anticipate using historical loss data and other identifiable factors at the time we price our products.  Kanawha’s experience with its paycheck protector disability income plan described above is one example of a product that failed to meet Kanawha’s pricing assumptions with regard to morbidity or mortality rates in the past.  Kanawha’s cumulative claims experience for this product is 40% higher than it expected.  This is due primarily to higher than expected claims due to higher than expected morbidity and mortality rates in one large group of policies issued to employees of a single employer.  This group’s experience has produced claims approximately 100% higher than Kanawha expected.  In another example, consistent with other carriers offering long-term care insurance in the life and health insurance industry, Kanawha’s claims in certain states have exceeded those anticipated when long-term care products were developed.  Most significantly, our and Kanawha’s cumulative claims experience for long-term care products in the state of Florida has been 25% higher than expected.

•                  Volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks, or large court awards for particular damages resulting from claims against us.

•                  Changes in the level of reinsurance capacity.  For example, in the aftermath of the September 11, 2001, terrorist attacks, the reinsurance markets for many products have been restricted, and Kanawha has experienced increased costs related to catastrophe reinsurance and some other annually renewable reinsurance.

•                  Changes in the amount of our loss reserves (which are the liabilities we will establish to reflect the estimated cost of claims payments and related expenses that we will ultimately be required to pay in respect of insurance we write) resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers’ liabilities.

•                  Fluctuations in equity markets, interest rates, credit risk and foreign currency exposure, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses. For example, the investment environment of the past several years adversely affected our predecessor’s investment portfolio, which had significant credit losses in 2001 and 2002 and rates of return on its bond portfolio lower than its original expectations.

In addition, the demand for the types of insurance we offer can vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases, which will cause our revenues to fluctuate. These fluctuations in results of operations and revenues may cause the price of our common stock to decline and to be volatile.

Our results of operations and financial condition may be materially adversely affected from time to time by general economic, financial market and political conditions.  These conditions include:

•                  Levels of employment.  As unemployment increases, employers have fewer employees requiring insurance.

•                  Levels of consumer lending.  As consumer lending decreases, individuals have less disposable cash and may choose not to purchase our insurance products, may terminate existing policies or permit them to lapse or may choose to reduce the amount of coverage purchased.

•                  Levels of inflation.  We are exposed to inflation risk because we invest substantial funds in nominal assets, which are not indexed to the level of inflation, but the underlying liabilities are indexed to the level of inflation.  Based on policy count, approximately 5.1% of our life insurance policies with reserves of approximately $8.1 million as of December 31, 2004, have death benefits that are guaranteed to grow based on inflation-linked indices. In times of rapidly rising inflation, the growth in amount of credited death benefit on these liabilities increases relative to the investment income earned on the nominal assets, resulting in an adverse impact on earnings.  In addition, we are exposed to inflation risk with respect to some major medical insurance policies to the extent that medical costs increase with inflation at a greater pace than our ability to increase premiums.  Inflation may also effect the adequacy of our reserves, making them inadequate and requiring us to increase our reserves.

•                  Insurance industry cycles.  The life and health industry is occasionally affected by moderate pricing cycles, and in these periods it may become difficult to underwrite policies at premium levels that are profitable.

•                  Movements of the financial markets.  Unpredictable movements and volatility in the financial markets may diminish the value of, and returns on, our portfolio of investment assets.

Fluctuations in interest rates, monetary policy, demographics, and legislative and competitive factors may also influence our performance.  During periods of economic downturn:

•                  individuals and businesses may choose not to purchase our insurance products and other related products and services, may terminate existing policies or contracts or permit them to lapse or may choose to reduce the amount of coverage purchased;

•                  businesses may have fewer employees requiring insurance coverage due to rising unemployment levels;

•                  new disability insurance claims and claims on other specialized insurance products tend to rise; and

•                  insureds tend to increase their utilization of health and dental benefits if they anticipate becoming unemployed or losing benefits.

The insurance and related businesses in which we operate may be subject to periodic negative publicity, which may negatively impact our financial condition and operating results.

Due to the nature of the market for the insurance and related products and services we provide, we interact with and distribute our products and services ultimately to individual consumers.  There may be a perception that these purchasers are unsophisticated and need consumer protection.  Accordingly, from time to time, consumer advocate groups or the media may focus attention on our products and services and subject our industry to negative publicity.  We may also be negatively impacted if another company in our industry engages in practices resulting in increased public attention to our businesses.  For example, in the fourth quarter of 2004, the New York State Attorney General’s Office filed a lawsuit accusing one of the nation’s largest insurance brokers of fraudulent behavior, including alleged participation in bid-rigging schemes and acceptance of improper payments from insurance carriers in exchange for agreeing not to shop quotes for their customers.  A number of insurance companies, including life and health insurers, are also being investigated by the New York State Attorney General’s office or other regulatory bodies for their alleged participation in these schemes or agreements.  The negative publicity associated with this lawsuit and investigation has precipitated increased volatility in the prices of securities issued by companies throughout the insurance industry.  Negative publicity may also result in increased regulation and legislative scrutiny of industry practices as well as increased litigation, which may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or increasing the regulatory burdens under which we will operate.

Catastrophe losses, including man-made catastrophe losses, could cause unanticipated increases in claims frequency and severity, which could materially reduce our profitability and have a material adverse effect on our results of operations and financial condition.

Our insurance operations expose us to claims arising out of catastrophes. In the future, we may experience catastrophe losses that may materially reduce our profitability or have a material adverse effect on our results of operations and financial condition.  Catastrophes can be caused by various natural events, including hurricanes, disease, earthquakes, fires and epidemics, or can be man-made catastrophes, including terrorist attacks or accidents such as airplane crashes.  The frequency and severity of catastrophes are inherently unpredictable, and catastrophe losses can vary widely.  It is possible that both the frequency and severity of man-made catastrophes will increase and that we will not be able to implement exclusions from coverage in our policies or obtain reinsurance for losses from catastrophes.  The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.

Claims resulting from natural or man-made catastrophes could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition.  Our ability to write new business also could be affected.  Increases in healthcare costs and the geographic concentration of our insureds and the effects of inflation could increase the severity of claims from catastrophes in the future.

Our voluntary life and health insurance operations could be materially impacted by catastrophes such as terrorist attacks or by an epidemic that causes a widespread increase in mortality, morbidity or disability rates or that causes an increase in the need for medical care.  The mortality rate refers to the relationship of the frequency of deaths of individual members of a group to the entire group membership over a specified period of time.  The morbidity rate refers to the relationship of the incidence of disease or disability contracted by individual members of a group to the entire group membership over a specified period of time.  Losses due to catastrophes could have a material adverse effect on our results of operations and financial condition.

Our ability to manage these risks depends in part on our successful utilization of catastrophic life reinsurance to limit the size of life insurance losses from a single event or multiple events, and life and disability reinsurance to limit the size of life or disability insurance exposure on an individual insured life.  It also depends in part on state regulations that may prohibit us from excluding such risks or from withdrawing from or increasing premium rates in catastrophe-prone areas.  Catastrophe reinsurance may not be available at commercially acceptable rates in the future.  This means that the occurrence of a significant catastrophe could materially reduce our profitability and have a material adverse effect on our results of operations and financial condition.

Reinsurance arrangements and any derivative instruments we use to hedge our business risks may not be available or adequate to protect us against our business risks, and we will be subject to the risk that the counterparties to our reinsurance arrangements and derivative instruments may default on their obligations, all of which could adversely affect our business, results of operations and financial condition.

As part of our overall risk and capacity management strategy, we purchase reinsurance for some risks underwritten by our various business segments.  Market conditions beyond our control will determine the availability and cost of the reinsurance protection we purchase.  For example, after the terrorist assaults of September 11, 2001, reinsurance for man-made catastrophes became generally unavailable due to capacity constraints and, to the limited extent available, much more expensive.  The high cost of reinsurance or lack of affordable coverage could adversely affect our results of operations and financial condition.  If we fail to obtain sufficient reinsurance, it could adversely affect our ability to write future business.

As part of our business, we reinsure some life and health risks with reinsurers.  Although these reinsurers are liable to us to the extent of the ceded reinsurance (the portion of an insurance policy liability that has been reinsured), we remain liable as the direct insurer on all risks reinsured.  As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims.  We are subject to credit risk with respect to our ability to recover amounts due from reinsurers.  Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis.  A reinsurer’s insolvency, underwriting results or investment returns may affect its ability to fulfill reinsurance obligations.

Our reinsurance facilities generally are subject to annual renewal with respect to new insurance policies written.  Reinsurance for policies previously reinsured generally remains in effect even if the reinsurance carrier elects not to reinsure new insurance policies.  We may not be able to maintain our current reinsurance facilities and, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts or at favorable rates.  If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments.  Either of these potential developments could materially adversely affect our results of operations and financial condition.

In addition, Kanawha has sold businesses through reinsurance ceded to third parties. For example, in December 2003, Kanawha ceded all of its in force annuity products through 100% coinsurance contracts, which are arrangements in which the coverage ceded to the reinsurer on an individual policy is in the same form as that of the direct policy issued to the policyholder, to Madison National Life Insurance Company.  However, we would be responsible for administering this business in the event of a default by the reinsurer.  We may not have the administrative systems and capabilities to process this business.  Accordingly, we may need to obtain those capabilities in the event of an insolvency of one or more of the reinsurers of these businesses.  We might be forced to obtain such capabilities on unfavorable terms, with a resulting material adverse effect on our results of operations and financial condition.

While we do not currently use derivative instruments to hedge business risks, we may use derivative instruments in the future to hedge various business risks.  We may enter into a variety of derivative instruments, including options, forwards, interest rate and currency swaps and options to enter into interest rate and currency swaps with a number of counterparties.  If our counterparties fail to honor their obligations under the derivative instruments, our hedges of the related risk will be ineffective.  That failure could have an adverse effect on our financial condition and results of operations.

We face significant competitive pressures in our businesses, which may reduce premium rates and prevent us from pricing our products at rates that enable us to earn a profit.

In each of our lines of business, we compete with other insurance companies or service providers, depending on the line and product. Competitors include insurance companies and financial institutions.  Our main competitors include life and health insurance companies and the Blue Cross & Blue Shield affiliates in the states in which we write business.  Commercial competitors include benefits and life insurance companies as well as not-for-profit dental plans.  We are among the smallest competitors in terms of national market share in our business lines and in some cases there are one or more major market players in a particular line of business.

Competition in the businesses we pursue is based on many factors, including quality of service, product features, price, scope of distribution, scale, financial strength ratings and name recognition.  We compete for customers and distributors with many insurance companies and other financial services companies. We compete not only for business and individual customers, employer and other group customers, but also for agents and distribution relationships. Some of our competitors may offer a broader array of products than we do, may have a greater diversity of distribution resources, may have better brand recognition, may from time to time have more competitive pricing, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some may also have greater financial resources with which to compete.  Also, as a result of the Gramm-Leach-Bliley Act, which was enacted in November 1999, financial institutions are now able to affiliate with other insurance companies to offer services similar to our own.  This has resulted in new competitors with significant financial resources entering some of our target markets.  Moreover, some of our competitors may have a lower target for returns on capital allocated to their business than we do, which may lead them to price their products and services lower than we do.  In addition, from time to time, companies enter and exit the markets in which we operate, which increases competition at times when there are new entrants.  For example, several large insurance companies have recently entered the market for individual health insurance products.  We may lose business to competitors offering competitive products at lower prices or for other reasons, which could materially adversely affect our results of operations and financial condition.

In some markets, we compete with organizations that have substantial market share.  In addition, organizations with sizable market share or provider-owned plans may be able to obtain favorable financial arrangements from health care providers that are not available to us.  Without our own similar arrangements, we may not be able to compete effectively in such markets.

New competition could also cause the supply of insurance to change, which could affect our ability to price our products at attractive rates and adversely affect our underwriting results.  Although there are some impediments facing potential competitors who wish to enter the markets we serve, new competitors may still enter our target markets, affording our customers significant flexibility in moving to other insurance providers.

Our business is subject to risks related to litigation and regulatory actions that could have a material adverse effect on our business, results of operations and financial condition.

In addition to the occasional employment-related litigation to which all businesses are subject, we are a defendant in actions arising out of insurance and other related business operations.  In addition, we are, involved in various regulatory investigations and examinations relating to our operations.  We may from time to time be subject to a variety of legal and regulatory actions relating to current and past business operations, including, but not limited to:

•                  disputes over coverage or claims adjudication;

•                  disputes regarding sales practices, disclosures, premium refunds, licensing, regulatory compliance and compensation arrangements;

•                  disputes with our agents, producers or network providers over compensation and termination of contracts and related claims;

•                  disputes relating to premiums charged or changes to premiums charged;

•                  disputes concerning past premiums charged by companies acquired by us for coverage that may have been based on factors such as race;

•                  disputes with customers regarding the ratio of premiums to benefits in our various business segments;

•                  disputes alleging illegal packaging of credit insurance products with other products provided by financial institutions;

•                  disputes with taxing authorities regarding our tax liabilities; and

•                  disputes relating to some businesses acquired or disposed of by us.

In addition, plaintiffs continue to bring new types of legal claims against insurance and related companies. Current and future court decisions and legislative activity may increase our exposure to these types of claims.  Multiparty or class action claims may present additional exposure to substantial economic, non-economic or punitive damage awards.  The loss of even one of these claims, if it resulted in a significant damage award or a judicial ruling that was otherwise detrimental, could have a material adverse effect on our results of operations and financial condition.  This risk of potential liability may make reasonable settlements of claims more difficult to obtain.  We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on our businesses.  As of December 31, 2004, we did not have any accounting reserves for potential liabilities from litigation or regulatory actions.

We are subject to extensive governmental regulation, which increases our costs and could restrict how we conduct our business.

Our operating subsidiaries are subject to extensive regulation and supervision in the jurisdictions in which they do business.  This regulation is generally designed to protect the interests of policyholders, as opposed to shareholders and other investors.  To that end, the laws of the various states establish insurance departments with broad powers with respect to such matters as:

•                  licensing companies to transact business;

•                  authorizing lines of business;

•                  mandating capital and surplus requirements;

•                  regulating underwriting limitations;

•                  imposing dividend limitations;

•                  regulating changes in control;

•                  licensing agents and distributors of insurance products;

•                  placing limitations on the minimum and maximum size of life insurance contracts;

•                  restricting companies’ ability to enter and exit markets;

•                  admitting statutory assets (which are assets determined in accordance with statutory accounting principles);

•                  mandating some insurance benefits;

•                  restricting companies’ ability to terminate or cancel coverage;

•                  requiring companies to provide various types of coverage;

•                  regulating premium rates, including the ability to increase premium rates;

•                  approving policy forms;

•                  regulating trade and claims practices;

•                  imposing privacy requirements;

•                  establishing reserve requirements and solvency standards;

•                  restricting certain transactions between affiliates;

•                  regulating the content of disclosures to debtors in the credit insurance area;

•                  regulating the type, amounts and valuation of investments;

•                  mandating assessments or other surcharges for guaranty funds (which are state mandated funds funded by contributions from insurance companies operating in a particular state and maintained to cover the obligations to policyholders of insolvent insurance companies);

•                  regulating market conduct and sales practices of insurers and agents; and

•                  restricting contact with consumers, such as the recently created national “do not call” list, and imposing consumer protection measures.

Some jurisdictions require us to provide coverage to persons who would not otherwise be considered eligible by insurers.  Each of these jurisdictions dictates the types of insurance and the level of coverage that must be provided to such involuntary risks.  Our share of these involuntary risks is mandatory and generally a function of our respective share of the voluntary market by line of insurance in each jurisdiction.  We are exposed to risk of losses in connection with mandated participation in such schemes in those jurisdictions in which they are effective.  In addition, HIPAA requires us to comply with insurance reform provisions as well as requirements relating to the privacy of individuals.  HIPAA guarantees the issuance and renewability of certain health insurance coverage for individuals and small groups (generally 50 or fewer employees) and limits exclusions based on pre-existing conditions.  Most of the insurance reform provisions of HIPAA became effective for plan years beginning July 1, 1997.

If regulatory requirements impede our ability to raise premium rates, utilize new policy forms or terminate, deny or cancel coverage in any of our businesses, our results of operations and financial condition could be materially adversely affected.  The capacity for an insurance company’s growth in premiums is in part a function of its statutory surplus.  Maintaining appropriate levels of statutory surplus, as measured by statutory accounting principles, is considered important by insurance regulatory authorities and the private agencies that rate insurers’ claims-paying abilities and financial strength.  Failure to maintain specified levels of statutory surplus could result in increased regulatory scrutiny and enforcement, action by regulatory authorities or a downgrade by rating agencies.

We may be unable to obtain or maintain all required licenses and approvals, and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations.  Some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals.  If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could prohibit or temporarily suspend us from carrying on some or all of our activities or impose a monetary penalty on us.  That type of action could materially adversely affect our results of operations and financial condition.

Changes in regulation may reduce our profitability and limit our growth.

Legislation or other regulatory reforms that increase the regulatory requirements imposed on us or that change the way we are able to do business may significantly harm our business, results of operations or financial condition.  For example, some states, including the states in which we currently do most of our business and most of the states in which we intend to do business in the future, have imposed new time limits for the payment of uncontested covered claims and require health care and dental service plans to pay interest on uncontested claims not paid promptly within the required time period.  Some of these states have also granted their insurance regulatory agencies additional authority to impose monetary penalties and other sanctions on health and dental plans engaging in certain “unfair payment practices.”  If we were unable for any reason to comply with these requirements, it could result in substantial costs to us and may materially adversely affect our business, results of operations and financial condition.

Legislative or regulatory changes that could significantly harm us and our subsidiaries include, but are not limited to:

•                  legislation that holds insurance companies or managed care companies liable for adverse consequences of medical or dental decisions;

•                  limitations on premium levels or the ability to raise premiums on existing policies;

•                  increases in minimum capital, reserves and other financial viability requirements;

•                  imposition of fines, taxes or other penalties for improper licensing, the failure to “promptly” pay claims, however defined, or other regulatory violations;

•                  increased licensing requirements;

•                  prohibitions or limitations on provider financial incentives and provider risk-sharing arrangements;

•                  imposition of more stringent standards of review of our coverage determinations;

•                  new benefit mandates;

•                  increased regulation relating to the use of associations and trusts in the sale of individual health insurance;

•                  limitations on our ability to build appropriate provider networks and, as a result, manage health care and utilization due to “any willing provider” legislation, which requires us to take any provider willing to accept our reimbursement;

•                  limitations on the ability to manage health care and utilization due to direct access laws that allow insureds to seek services directly from specialty medical providers without referral by a primary care provider; and

•                  restriction on solicitation of pre-funded funeral insurance consumers by funeral board laws.

Potential Changes in State Regulations

State legislatures regularly enact laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding companies.  Further, state insurance regulators regularly reinterpret existing laws and regulations, and the National Association of Insurance Commissioners, or NAIC, regularly undertakes regulatory projects, all of which can affect our operations.  In recent years, the state insurance regulatory framework has come under increased federal scrutiny and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies.  Further, the NAIC and state insurance regulators are re-examining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws.

Potential Changes in Federal Regulations

Although the United States federal government does not directly regulate the insurance business, changes in federal legislation and administrative policies in several areas, including changes in the Gramm-Leach-Bliley Act, financial services regulation and federal taxation, could significantly harm the insurance industry and us. Federal legislation and administrative policies in areas such as employee benefit plan regulation, financial services regulation and federal taxation can reduce our profitability.  In addition, state legislatures and the United States Congress continue to focus on health care issues.  There are many aspects of employee benefits plans that state laws may not regulate because the federal Employee Retirement Income Security Act, or ERISA, and the rules and regulations thereunder, in many instances prohibit or preempt any state laws governing employee benefit plans that would conflict with the provisions of ERISA.  There have been recent legislative attempts to limit ERISA’s preemptive effect on state laws and, in addition, courts have read the rules promulgated under ERISA to preempt state laws less broadly in recent years than they did in the past.  For example, the United States Congress has, from time to time, considered legislation relating to changes in ERISA to permit application of state law remedies, such as consequential and punitive damages, in lawsuits for wrongful denial of benefits, which, if adopted, could increase our liability for damages in future litigation. Additionally, new interpretations of existing laws and the passage of new legislation may harm our ability to sell new policies and increase our claims exposure on policies we issued previously.

A number of legislative proposals have been made at the federal level over the past several years that could impose added burdens on us.  These proposals would, among other things, mandate benefits with respect to certain diseases or medical procedures, require plans to offer an independent external review of certain coverage decisions and establish a national health insurance program.  Any of these proposals, if implemented, could adversely affect our results of operations or financial condition.  Federal changes in Medicare and Medicaid that reduce provider reimbursements could have negative implications for the private sector due to cost shifting.  When the government reduces reimbursement rates for Medicare and Medicaid, providers often try to recover shortfalls by raising the prices charged to privately insured customers.  State small employer group and individual health insurance market reforms to increase access and affordability for consumers could also reduce our profitability by precluding us from appropriately pricing for risk in our individual and small employer group health insurance policies.

In addition, the United States Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal regulation or to allow an optional federal incorporation, similar to banks.  Bills have been introduced in the United States Congress from time to time that would provide for a federal scheme of chartering insurance companies or an optional federal charter for insurance companies.  Meanwhile, the federal government has granted charters in years past to insurance-like organizations that are not subject to state insurance regulations, such as risk retention groups.  It is difficult to predict the likelihood of a federal chartering scheme and its impact on the industry or on us.

We cannot predict with certainty the effect any proposed or future legislation, regulations or NAIC initiatives may have on how we will conduct our business. In addition, the insurance laws or regulations adopted or amended from time to time may be more restrictive or may result in materially higher costs than current requirements.

The continued threat of terrorism, the occurrence of terrorist acts and ongoing military actions could adversely affect our business, results of operations and financial condition.

The continued threat of terrorism and ongoing military actions, as well as heightened security measures in response to these threats and actions, may cause significant volatility in global financial markets, disruptions to commerce and reduced economic activity.  These consequences could have an adverse effect on the value of the assets in our investment portfolio.  We cannot predict whether, or the extent to which, companies in which we invest may suffer losses as a result of financial, commercial or economic disruptions, or how any such disruptions might affect the ability of those companies to pay interest or principal on their securities.  The continued threat of terrorism also could result in increased reinsurance prices and potentially cause us to retain more risk than we otherwise would retain if we were able to obtain reinsurance at lower prices.  In addition, the occurrence of terrorist actions could result in higher claims under our insurance policies than we anticipate.

Genetic mapping research and other medical advances could adversely affect the financial performance of our life insurance and long-term care insurance businesses.

Genetic mapping research includes procedures focused on identifying key genes that render an individual predisposed to specific diseases, such as cancer or Alzheimer’s disease.  Other medical advances, such as diagnostic imaging technologies, also may be used to detect the early onset of diseases such as cancer and heart disease.  We believe that if individuals learn through genetic testing or other medical advances that they are predisposed to particular conditions that may reduce life longevity or require long-term care, they will be more likely to purchase our life and long-term care insurance policies or not permit existing polices to lapse.  In contrast, if individuals learn that they are genetically unlikely to develop the conditions that reduce longevity or require long-term care, they will be less likely to purchase our life and long-term care insurance products.  In addition, such individuals that are existing policyholders will be more likely to permit their policies to lapse.

If we had access to the same genetic or other medical information as our prospective policyholders and contractholders, then we would be able to take this information into account in pricing our life and long-term care insurance policies.  However, there are a number of regulatory proposals that would make genetic and other medical information confidential and unavailable to insurance companies.  Legislators in some states have recently introduced similar legislation.  If these regulatory proposals were enacted, prospective policyholders and contractholders would only disclose this information if they chose to do so voluntarily.  These factors could lead us to reduce sales of products affected by these regulatory proposals and could result in a deterioration of the risk profile of our portfolio, which could lead to payments to our policyholders and contractholders that are higher than we anticipated.

Risks Relating To Our Common Stock

Future offerings of debt securities, which would be senior to our common stock upon liquidation, and future offerings of equity securities, which would dilute our existing shareholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities or offering additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes and series of preferred stock or common stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to our other borrowings will receive a distribution of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock.  Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

We do not currently intend to pay dividends and any determination to pay dividends in the future will be at the discretion of our board of directors.  Consequently, it is uncertain when, if ever, we will declare dividends to our shareholders.

We currently intend to retain any profits to provide capacity to write insurance and reinsurance and to accumulate reserves and surplus for the payment of claims.  As a result, our board of directors currently does not intend to declare dividends or make any other distributions.  Our board of directors plans to periodically reevaluate our dividend policy. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition and other factors deemed relevant by our board of directors. Consequently, it is uncertain when, if ever, we will declare dividends to our shareholders.

Applicable insurance laws and anti-takeover provisions under Virginia state law and in our amended and restated articles of incorporation and our bylaws may make it difficult to effect a change of control of us or change our board of directors and officers, which may negatively affect the price per share of our common stock.

The Virginia Stock Corporation Act, our amended and restated articles of incorporation and our bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, our company. These provisions include provisions that, among other things:

•                  divide our board of directors into three classes of directors serving staggered three-year terms;

•                  permit our board of directors to issue one or more series of preferred stock;

•                  limit the ability of shareholders to remove directors;

•                  limit the ability of shareholders to fill vacancies on our board of directors;

•                  impose advance notice requirements for shareholder proposals and nominations of directors to be considered at shareholder meetings;

•                  require the affirmative vote of holders of more than two-thirds of our outstanding shares of common stock to amend the provisions of our amended and restated articles of incorporation;

•                  require the affirmative vote of holders of more than two-thirds of our outstanding shares of common stock to approve mergers and consolidations or the sale of all or substantially all of our assets; and

•                  require approval of material acquisition transactions (such as mergers, share exchanges, and material dispositions of corporate assets not in the ordinary course of business) between our company and any holder of more than 10 percent of any class of our outstanding voting shares by the holders of at least two-thirds of the remaining voting shares of our company.

These provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could limit the price that investors would be willing to pay in the future for shares of our common stock.

Before a person can acquire control of a United States insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled.  State statutes in South Carolina, where Kanawha, our insurance subsidiary, is domiciled, provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer.  Prior to granting approval of an application to acquire control of a domestic insurer, a state insurance commissioner will typically consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the applicant’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.  These state laws could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could limit the price that investors would be willing to pay in the future for shares of our common stock.

In addition, the applicable insurance laws and anti-takeover provisions of Virginia law, our amended and restated articles of incorporation and bylaws may make it more difficult for our shareholders to change our directors or officers or the strategies and policies implemented by our directors and officers.

Our stock and the stocks of other companies in the insurance industry are subject to stock price and trading volume volatility, and you may be unable to resell your shares of our common stock at or above the price you paid for them.

From time to time, the stock price and the number of shares traded of companies in the insurance industry experience periods of significant volatility.  Company-specific matters, such as fluctuations in our operating performance as well as developments generally in the insurance industry and in the regulatory environment may cause this volatility.  Accordingly, broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance, and you may be unable to resell your shares of our common stock at or above the price you paid for them.

Recently, stock prices of companies in the insurance industry have experienced substantial volatility as a result of civil complaints filed in the last twelve months by the Attorney General of the State of New York and investigations initiated by several other state agencies against several large insurance brokers.  Also contributing to this volatility have been subsequent press reports indicating that these ongoing investigations of the insurance industry are expanding to include additional companies and practices.  The recent volatility in insurance industry stocks may continue for the foreseeable future and may affect the price of our stock.